Exhibit 10.24

English Translation of Chinese Version

Processing Contract

Party A: Swire Guangdong Coca-Cola Ltd.
Adress: No. 998 Huangbu Blvd East, Guangzhou City Guangdong, China

Party B: Guangdong Taoda Drink Co. Ltd.
Address: No. 2 Zhuji Road Jishan Village Zhuji Street Guangdong City, China

Part A and Part B have entered into this contract with the agreement of details as follows.

1.	Products to be produced by Party B at the request of Party A (the “Products”)

a.	Products and specification

Item Description	Specification	Requirement
“Sensation” bottled water	550ml, 1500m. in PET bottle	GB17323 drinking water standard

b.	Quantity - Party A will provide purchase order at the last work day of a week. Party B will provide delivery schedule a week prior to delivery.

2.	Supply of Material and Requirement of Quality

a.
Party B will produce PET bottles by using the module designated by Party A. Party B shall purchase the raw material from the suppliers who shall be designated Party A. The produced bottle shall be inspected by Party A. Party A will only examine the configuration design of bottle and the odor and will not be liable for any deficiency of quality produced by Party B.

b.	The related material for producing accessories (such as cap, label, box, and etc) of bottle shall be designated by Party A . Party B shall obtain the approval before purchasing cap and label.

c.	The products processed by Party B shall meet the standard of GB17323-1998 and the industry standard required by Party A. Please see attachment for the details of requirement.

3.	Purchase Price
(Omitted and Filed Separately with the SEC)
a.	Payments: Party B shall provide invoice with the quantity of the products accepted by Party A on 15th day and 30th day of each month. Party A will make all the payments due within a week.

4.	Term of Contact
a.	The valid term of this contact will be from January 1, 2008 to December 31, 2008. Contact can be extended with mutual agreement.

English Translation of Chinese Version

5.	Trademark/ Intellectual Property
a.
Party A and Coca (China) Co., Ltd will co-own the trademark and its configuration design of the Product. Party B shall be liable for any violation of property rights arising from its performance of this contract. Party A shall be legible to terminate this contract when such violation occurs.

b.
The contact does not authorize Party B to sell the Products. Party B will be liable for any use of any related products without Party A’s approval and Party A shall terminate this contract for such violation.

c.	Party B is responsible to maintain all the related products and materials related to the Products. Party B will be liable for any unauthorized usage of all materials and Products by third parties.

6.	Miscellaneous

a.	Party A shall send supporting staffs at Party B’s site. Party B will be responsible for board and accommodation for the supporting staffs.
b.
Party B shall provide proper warehouse for maintain all the materials and the Products. The capacity of the warehouse shall be able to place materials for two-month demand and made products for one-month demand.

c.	Upon early termination of the contract, Party B shall promptly return to Party A all the raw materials and unfinished products without delay.

7.	Event of Default:
a.	(Omitted and Filed Separately with the SEC)
b.	If the Product failed to satisfy the standard as set forth in the agreement, Party B shall be responsible to recall all the deficient product at its own cost.
c.	(Omitted and Filed Separately with the SEC)

8.	Any dispute arising from this contract shall be determined by courts with the jurisdiction where Party A is domiciled.

9.	This contract may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

Party A: Swire Guangdong Coca-Cola Ltd.
Stamp and Seal

Party B: Guangdong Taoda Drink Co. Ltd.
Stamp and Seal